EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Bioject Medical Technologies Inc.:

We consent to the use of our report dated March 13, 2006, with respect to the consolidated balance sheets of Bioject Medical Technologies Inc. and subsidiaries, as of December 31, 2005 and 2004, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2005, incorporated herein by reference and to the reference to our Firm under the heading “Experts” in the prospectus.

Our audit report dated March 13, 2006 contains an explanatory paragraph that states that the Company’s recurring losses, negative cash flows from operations and accumulated deficit raise substantial doubt about the entity’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Portland, Oregon

September 7, 2006